Exhibit 10.45

JACOBS ENGINEERING GROUP INC.
FORM OF RESTRICTED STOCK UNIT AGREEMENT

(Performance Shares - Earnings Per Share Growth)

This Agreement is executed as of this ____ day of __________ 20__ by and between JACOBS ENGINEERING GROUP INC. (the “Company”) and _________________ (“Employee”) pursuant to the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “Plan”). Unless the context clearly indicates otherwise, all terms defined in the Plan and used in this Agreement (whether or not capitalized) have the meanings as set forth in the Plan.

1.Restricted Stock Units

Pursuant to the Plan, and in consideration for services rendered to the Company or Related Company or for their benefit, the Company hereby issues, as of the above date (the “Award Date”) to Employee an award of restricted stock units in accordance with the Plan and the terms and conditions of this Agreement (the “Award”). The target number of Restricted Stock Units Employee is eligible to earn under this Agreement is ______________ (the “Target Earnings Per Share Growth Restricted Stock Units”). Each Restricted Stock Unit represents the right to receive one share of Jacobs Common Stock (subject to adjustment pursuant to the Plan) in accordance with the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.

2.Vesting and Distribution

(a)	The Award shall not be vested as of the Award Date and shall be forfeitable by Employee without consideration or compensation unless and until otherwise vested pursuant to the terms of this Agreement.
(b)	The number of Restricted Stock Units earned under this Agreement shall be equal to the sum of the following (the “Earned Earnings Per Share Growth Restricted Stock Units”):
1.

An amount, not less than zero, equal to one-third of the Target Earnings Per Share Growth Restricted Stock Units multiplied by the Earnings Per Share Growth Performance Multiplier (as defined herein) determined based upon the growth in the Company's Earnings Per Share (as defined herein) from fiscal year 2016 to fiscal year 2017; plus

2.

An amount, not less than zero, equal to (A) two-thirds of the Target Earnings Per Share Growth Restricted Stock Units multiplied by the Earnings Per Share Growth Performance Multiplier determined based upon the average growth in the Company's Earnings Per Share in fiscal years 2017 and 2018 as compared to fiscal year 2016 minus (B) the amount determined pursuant to paragraph 2(b)(1) above; plus

3.

An amount, not less than zero, equal to (A) the Target Earnings Per Share Growth Restricted Stock Units multiplied by the Earnings Per Share Growth Performance Multiplier determined based upon the average growth in the Company's Earnings Per Share in fiscal years 2017, 2018, and 2019 as compared to fiscal year 2016 minus (B) the amount determined pursuant to paragraphs 2(b)(1) and 2(b)(2) above.

The Earnings Per Share Growth Performance Multiplier for purposes of the above calculations will be determined by reference to the following tables based upon the average growth in the Company's Earnings Per Share over the indicated fiscal periods:

From Fiscal Year 2016 to Fiscal Year 2017

Average Earnings Per Share Growth	Earnings Per Share Growth Performance Multiplier
Less than 0%	0
2.3%	100%
4.3%	200%

From Fiscal Year 2016 to Fiscal Year 2018

Average Earnings Per Share Growth	Earnings Per Share Growth Performance Multiplier
Less than 2.1%	0
4.1%	100%
6.1%	200%

From Fiscal Year 2016 to Fiscal Year 2019

Average Earnings Per Share Growth	Earnings Per Share Growth Performance Multiplier
Less than 3.6%	0
5.6%	100%
7.6%	200%

The Earnings Per Share Growth Performance Multiplier will be determined using straight line interpolation based on the actual average growth in Earnings Per Share other than those listed in the charts above.

For purposes of this Section 2(b), “Earnings Per Share” for any fiscal period is computed by dividing Net Earnings by the weighted average number of shares of the Company’s common stock outstanding during the period  Net Earnings means the net earnings attributable to the Company as reported in its consolidated financial statements for such period determined in accordance with accounting principles generally accepted in the United States (“GAAP”) (A) as may be adjusted to eliminate the effects of (i) costs associated with restructuring activities, as determined in accordance with GAAP, regardless of whether the Company discloses publicly the amount of such restructuring costs or the fact that the Company engaged in restructuring activities during the periods restructuring costs were incurred; and (ii) gains or losses associated with discontinued operations, as determined in accordance with GAAP, but limited to the first reporting period an operation is determined to be discontinued and all subsequent periods (i.e., there will be no retroactive application of this adjustment); and (B) as adjusted for all gains or losses associated with events or transactions that the Committee has made a finding are unusual in nature, infrequently occurring and otherwise not indicative of the Company’s normal operations, and therefore, not indicative of the underlying Company performance.  For purposes of this part (B), such events or transactions could include: (i) settlements of claims and litigation; (ii) disposals of operations including a disposition of a significant amount of the Company’s assets; (iii) losses on sales of investments; and (iv) changes in laws and/or regulations.

(c)

After the Award Date, a number of Restricted Stock Units equal to the Earned Earnings Per Share Growth Restricted Stock Units will become 100% vested (referred to as “Vested Units”) on the third anniversary of the Award Date (the “Maturity Date”), provided that, except as provided in subparagraph (d) below, Employee remains continuously employed by the Company or Related Company through such Maturity Date.

(d)

Notwithstanding anything herein to the contrary, in the event that Employee’s employment with the Company or Related Company terminates as a result of Employee’s Retirement prior to the Maturity Date, this Award shall remain outstanding and shall vest on the Maturity Date (based on actual performance through the entire performance period); provided, that on the Maturity Date only a pro-rated portion (based on the number of days during the period between the Award Date and the Maturity Date that Employee was employed by the Company or Related Company prior to Employee’s Retirement) of the Earned Earnings Per Share Growth Restricted Stock Units will become vested, with the remainder of the Award forfeited at that time.

(e)

Notwithstanding anything herein to the contrary, in the event of a Change in Control, the number of Earned Earnings Per Share Growth Restricted Stock Units shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date, with the number of Earned Earnings Per Share Growth Restricted Stock Units determined as set forth in Section 2(b) hereof, except that: (1) if the Change in Control occurs prior to the last day of fiscal year 2017, the Earnings Per Share Growth Performance Multiplier will be 100%; and (2) if the Change in Control occurs upon or after the last day of fiscal year 2017, the number of Earned Earnings Per Share Growth Restricted Stock Units will be determined pursuant to Section 2(b) based upon performance through the the last day of the fiscal year immediately preceding or coinciding with the date of the Change in Control, plus an additional number of Restricted Stock Units, not less than zero, equal to (A) the Target Earnings Per Share Growth Restricted Stock Units multiplied by the Earnings Per Share Growth Performance Multiplier determined based upon the average annual growth in the Company's Earnings Per Share through the end of the last fiscal quarter completed on or prior to the date of the Change in Control, minus (B) the amount determined pursuant to Section 2(b) based upon performance through the last day of the fiscal year immediately preceding or coinciding with the date of the Change in Control.

Following a Change in Control, except as otherwise set forth in the Plan (including Schedule B thereof), the Earned Earnings Per Share Growth Restricted Stock Units shall remain outstanding and subject to the terms and conditions of the Plan and this Agreement, including the vesting condition of continued employment through the Maturity Date.

(f)

Except as set forth herein and in the Plan (including Schedule B thereof the terms of which shall apply to the Award to the extent such terms do not conflict with the terms hereof), Employee has no rights, partial or otherwise in the Award and/or any shares of Jacobs Common Stock subject thereto unless and until the Award has been earned and vested pursuant to this Section 2.

(g)

Each Vested Unit shall be settled by the delivery of one share of Common Stock (subject to adjustment under the Plan). Settlement will occur as soon as practicable following certification by the Company of the number of Earnings Per Share Growth Restricted Stock Units and passage of the Maturity Date (or, if earlier, the date the Award becomes vested pursuant to the terms of the Plan, including Schedule B thereof), but in no event later than 30 days following the Maturity Date (or such earlier date that the Award becomes vested). No fractional shares shall be issued pursuant to this Agreement.

(h)

Neither the Award, nor any interest therein nor shares of Jacobs Common Stock payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

3.Section 409A Compliance

Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to comply with the requirements of Section 409A of the Code, to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties or interest imposed under Section 409A of the Code.

4.Status of Participant

Employee shall have no rights as a stockholder (including, without limitation, any voting rights or rights to receive dividends with respect to the shares of Jacobs Common Stock subject to the Award) with respect to either the Award granted hereunder or the shares of Jacobs Common Stock underlying the Award, unless and until such shares are issued in respect of Vested Units, and then only to the extent of such issued shares.

No shares may be issued in respect of Vested Units if, in the opinion of counsel for the Company, all then applicable requirements of the Securities and Exchange Commission and any other regulatory agencies having jurisdiction and of any stock exchange upon which the shares of the Company may be listed are not fully met, and, as a condition of the issuance of shares, Employee shall take all such action as counsel may advise is necessary for Employee to take to meet such requirements.

5.Nature of Award

In accepting the Award, Employee acknowledges, understands and agrees that:

(a)

The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)

The Award of the Restricted Stock Units hereunder is voluntary and occasional and does not create any contractual or other right to receive future Awards of Restricted Stock Units, or any benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded in the past;

(c)	All decisions with respect to future Restricted Stock Unit or other awards, if any, will be at the sole discretion of the Company;
(d)

The Award and Employee's participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company, or any Related Companies and shall not interfere with the ability of the Company, or any Related Company, as applicable, to terminate Employee's employment or service relationship (if any);

(e)

The Award and the shares of Jacobs Common Stock subject to the Award, the value of same, and any ultimate gain, loss, income or expense associated with the Award are not part of Employee's normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)

No claim or entitlement to compensation or damages shall arise from forfeiture of the Award for any reason, including forfeiture resulting from Employee ceasing to provide employment or other services to the Company or any Related Company (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Employee is employed or the terms of Employee's employment agreement, if any), and in consideration of the Award to which Employee is otherwise not entitled, Employee irrevocably agrees never to institute or allow to be instituted on his or her behalf any claim against the Company or any of its Related Companies, waives his or her ability, if any, to bring any such claim, and releases the Company and any Related Companies from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Employee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

6.Data Privacy

Employee understands that the Company and/or a Related Company may hold certain personal information about the Employee, including, but not limited to, Employee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Jacobs Common Stock or directorships held in the

Company, details of all Awards or any other entitlement to shares of Jacobs Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Employee's favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee's personal data as described in this Agreement and any other Award materials by and among, as applicable, the Company and its Related Companies for the exclusive purpose of implementing, administering and managing Employee's participation in the Plan.

Employee understands that Data will be transferred to the Company's broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Employee's country. Employee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee's participation in the Plan or as required under applicable law.

7.Payment of Withholding Taxes

Employee acknowledges that, regardless of any action taken by the Company or Related Companies or, if different, Employee’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Employee’s participation in the Plan and legally applicable to Employee or deemed by the Company, Related Company or the Employer in its discretion to be an appropriate charge to Employee even if legally applicable to the Company, Related Company or the Employer (“Tax-Related Items”), is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company, Related Company or the Employer. Employee further acknowledges and agrees that the Company or Related Company and/or the Employer may, if it so determines, offset any Employer tax liabilities deemed applicable to Employee by reducing the shares of Jacobs Common Stock otherwise deliverable to Employee pursuant to this Agreement. Employee further acknowledges that the Company, Related Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the restricted stock units including, but not limited to, the grant, vesting or settlement of the restricted stock units, the subsequent sale of shares of Jacobs Common Stock acquired pursuant to such settlement; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Employee is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Employee acknowledges that the Company, Related Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  The Company may refuse to issue or deliver any shares of Jacobs Common Stock to the Employee until the obligation for any Tax-Related Items due in connection with the Award has been satisfied.

Under no circumstances can the Company be required to withhold from the shares of Jacobs Common Stock that would otherwise be delivered to Employee upon settlement of the Award a number of shares having a total Fair Market Value that exceeds the amount of withholding taxes as determined by the Company at the time the Award vests.

8.Services as Employee

The rights granted to Employee under this Agreement are conditioned upon the agreement of Employee to continue in the employ of the Company or of a Related Company for a period of at least one year after the date of this Agreement, and Employee hereby agrees and further agrees to render his services for such period for such reasonable compensation as the Company or Related Company may determine.

Employee shall not be deemed to have ceased to be employed by the Company (or any Related Company) for purposes of this Agreement by reason of Employee’s transfer to a Related Company (or to the Company or to another Related Company). The Committee may determine that, for purposes of this Agreement, Employee shall be considered as still in the employ of the Company or of the Related Company while on leave of absence.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company or any Related Company, affects the Employee's status as an employee at will who is subject to termination without cause, confers upon the Employee any right to remain employed by or in service to the Company or any Related Company, interferes in any way with the right of the Company or any Related Company, as applicable, at any time to terminate such employment or services, or affects the right of the Company or any Related Company, as applicable, to increase or decrease the Employee's other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Employee without his consent thereto.

9.Miscellaneous Provisions

This Agreement is governed in all respects by the Plan and applicable law. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall prevail. Subject to the limitations of the Plan, the Company may, with the written consent of Employee, amend this Agreement. This Agreement shall be construed, administered and enforced according to the laws of the State of California.

10.Clawback

Employee agrees that if Employee is or becomes a Section 16 executive officer of the Company, in the event of any Inaccurate Financial Statement, Employee will return to the Company on demand all incentive-based compensation payments (whether under this Award, the Plan or otherwise) made to Employee during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement that are in excess of what would have been paid had such incentive-based compensation instead been determined under the accounting restatement (the “Payments”).  In addition, Employee agrees to application of any clawback, forfeiture, recoupment, or similar requirement required to apply to incentive-based compensation granted to Employee under any current or future applicable law or listing standard or regulatory body requirement.  An “Inaccurate Financial Statement” is any inaccurate financial statement due to material noncompliance by the Company with any financial reporting requirements under the securities laws.

11.Agreement of Employee

By signing below or electronically accepting this Award, Employee (1) agrees to the terms and conditions of this Agreement, (2) confirms receipt of a copy of the Plan and all amendments and supplements thereto, and (3) appoints the officers of the Company as Employee's true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of Employee which, in the opinion of such attorney-in-fact, is necessary or prudent to effect the forfeiture of the Award to the Company, or the delivery of the Jacobs Common Stock to Employee, in accordance with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

JACOBS ENGINEERING GROUP INC.

By: